UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 17, 2009

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective July 17, 2009, the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) appointed George R. Cattermole, the Company’s current Chairman of the Board, as the Company’s Interim Chief Executive Officer until the earlier of the hiring of a permanent chief executive officer or three months. While Mr. Cattermole will retain his position as Chairman of the Board, he relinquished his membership on the Company’s Audit Committee, Compensation Committee, and Nominating and Governance Committee as of July 17, 2009 and for the duration of his service as Interim Chief Executive Officer as he is no longer an independent director under the NASDAQ Listing Rules.

Mr. Cattermole, age 68, has served as a director of the Company since May 2008 and as Chairman of the Board since February 2009. Since May 2005, he has served as Chairman of the Board of Directors of Outlast Technologies Inc. (“OTI”), a Boulder, Colorado technology company that provides “phase change materials” to the fiber, textile, bedding, and apparel markets worldwide. In addition, Mr. Cattermole served as President and Chief Executive Officer of OTI from October 2000 to May 2005. After attending the University of Santa Clara and University of Colorado, Mr. Cattermole joined E.I. DuPont in 1966 where he held a variety of operating, business leader, and corporate assignments, retiring in 1999 as head of Corporate Marketing.

While serving as Interim Chief Executive Officer, Mr. Cattermole will not receive compensation for his service as Chairman of the Board and will instead be compensated as an independent contractor at a rate of $6,000 per week, with 70% of such sum paid in cash on a biweekly basis and the remaining 30% to be payable in restricted stock. The amount payable in restricted stock shall accrue until the appointment of a permanent chief executive officer, at which time it shall be valued as of the close of the business day immediately prior to such appointment and immediately vested.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ Timothy L. Krist
Timothy L. Krist
Chief Financial Officer

Date: July 23, 2009